Exhibit 99.1

Great Elm Group Reports FISCAL 2025 FIRST QUARTER

financial resulTs

Company to Host Conference Call at 8:30 a.m. ET on November 12, 2024

PALM BEACH GARDENS, Florida, November 11, 2024 – Great Elm Group, Inc. (“we,” “our,” “GEG,” “Great Elm,” or “the Company”), (NASDAQ: GEG), an alternative asset manager, today announced financial results for its fiscal first quarter ended September 30, 2024.

Fiscal First Quarter 2025 and Recent Highlights

•
GEG’s fee-paying assets under management (“FPAUM”) and assets under management (“AUM”) totaled approximately $559 million and $782 million, respectively.
o
FPAUM and AUM growth of 24% and 22%, respectively, compared to the prior year period.
•
GEG’s Pro forma FPAUM¹ and AUM¹ totaled approximately $545 million and $741 million, respectively.
o
Pro forma FPAUM¹ and AUM¹ growth of 21% and 16%, respectively, compared to the prior year period.
•
Total revenue for the first quarter grew 21% to $4.0 million, compared to $3.3 million for the prior-year period.
o
Growth in revenue was primarily driven by the Monomoy BTS property sale and increased Great Elm Capital Corp. (“GECC”) management fees due to growth in FPAUM.
o
Great Elm collected incentive fees from GECC totaling $0.9 million for the three months ended September 30, 2024.
•
Net income from continuing operations was $3.0 million for the first quarter, compared to $2.8 million in the prior-year period.
o
Net income in the quarter reflects the reversal of approximately $3.5 million in previously recorded unrealized losses related to the Company’s investments in special purpose vehicles (“SPVs”).
•
Adjusted EBITDA for the first quarter of was $1.3 million, compared to $1.7 million in the prior-year period.
•
GEG’s Board of Directors authorized an additional $10 million of stock repurchases, doubling the size of the $10 million previously approved stock repurchase program.
o
Through November 8, 2024, Great Elm has repurchased approximately 2.5 million shares for $4.6 million, an average price of $1.85 per share, through its share repurchase program.
o
Book value per share was $2.22 as of September 30, 2024.
•
As of September 30, 2024, GEG had approximately $52 million2 of cash and marketable securities on its balance sheet to support growth initiatives across its alternative asset management platform.

Management Commentary

Jason Reese, Chief Executive Officer of the Company, stated, “We had a solid start to fiscal 2025, as we continued to expand our assets under management, grew our fee revenue through earned incentive fees from GECC and increased management fees across our credit and real estate businesses. Moreover, the Monomoy Build-to-Suit pipeline remains strong, and we continue to broaden our tenant relationships.”

“Additionally, as the Great Elm Credit Income Fund marks its first anniversary, our strong returns and now-established track record position us well to attract capital and further scale the platform. We also increased our stock repurchase capacity up to $20 million from $10 million initially, and utilized the program to repurchase shares at a meaningful discount to book value. Looking ahead, we remain focused on executing on our strategic priorities: growing our core credit and real estate platforms, pursuing compelling investment opportunities and leveraging our strong balance sheet to maximize shareholder value.”

GEG Managed Vehicle Highlights

•
GECC reported record total investment income in the quarter and was active in managing its capital structure.
o
In July, GECC utilized its shelf to issue $22.0 million of 8.50% Notes due 2029 in a registered direct offering to an institutional investor.
o
GECC issued $41.4 million of 8.125% Notes due 2029, utilizing the proceeds and cash on hand to redeem $45.3 million of notes scheduled to mature in January 2025, leaving no maturities until June 2026.
o
GECC reported $11.7 million of total investment income, a record and the highest cash income in its history.
•
Monomoy BTS and Monomoy REIT continued to execute on positive momentum from the prior quarter.
o
Monomoy BTS completed construction of its first build-to-suit property in October 2024, following the property sale in June 2024, and ended the quarter with a strong pipeline in its Construction Management business.
o
Monomoy REIT monetized approximately $7.1 million of real estate at a gain and enhanced its lease position.
•
Great Elm Credit Income Fund (“GECIF”) delivered a strong return on invested capital of over 11%, net of fees, through September 30, 2024, since its inception in November 2023.3

Discussion of Financial Results for the Fiscal First Quarter Ended September 30, 2024

GEG reported total revenue of $4.0 million, up 21% from $3.3 million in the prior-year period.

GEG recorded net income from continuing operations of $3.0 million, compared to $2.8 million in the prior year period. Net income in the quarter reflects the reversal of approximately $3.5 million in previously recorded unrealized losses related to the Company’s investments in SPVs, resulting in an aggregate net unrealized loss since inception of ($0.3) million on the Company’s investments in SPVs.

GEG recorded Adjusted EBITDA of $1.3 million, compared to $1.7 million in the prior-year period.

Stock Repurchase Program

GEG’s Board of Directors approved an incremental stock repurchase program under which GEG is authorized to repurchase an additional $10 million in the aggregate of its outstanding common stock in the open market. This approval brings the total buyback authorization up to $20 million. As of November 8, 2024, the Company has repurchased approximately 2.5 million shares for $4.6 million under this program.

Fiscal 2025 First Quarter Conference Call & Webcast Information

When: Tuesday, November 12, 2024, 8:30 a.m. Eastern Time (ET)

Call: All interested parties are invited to participate in the conference call by dialing +1 (877) 407-0752; international callers should dial +1 (201) 389-0912. Participants should enter the Conference ID 13746969 if asked.

Webcast: The conference call will be webcast simultaneously and can be accessed here. A copy of the slide presentation accompanying the conference call, can be found here.

About Great Elm Group, Inc.

Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded, alternative asset manager focused on growing a scalable and diversified portfolio of long-duration and permanent capital vehicles across credit, real estate, specialty finance, and other alternative strategies. Great Elm Group, Inc. and its subsidiaries currently manage Great Elm Capital Corp., a publicly-traded business development company, and Monomoy Properties REIT, LLC, an industrial-focused real estate investment trust, in addition to other investments. Great Elm Group, Inc.’s website can be found at www.greatelmgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking” statements, including statements regarding expected growth, profitability, acquisition opportunities and outlook involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent Great Elm’s assumptions and expectations in light of currently available information. These statements involve risks, variables and uncertainties, and Great Elm’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from Great Elm’s expectations, please see Great Elm’s filings with the Securities and Exchange Commission (“SEC”), including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to Great Elm’s financial position and results of operations is also contained in Great Elm’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmgroup.com or at the SEC website www.sec.gov.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC, and in public disclosures, of financial measures that are not in accordance with US GAAP, such as adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted EBITDA is derived from methodologies other than in accordance with US GAAP. Great Elm believes that Adjusted EBITDA is an important measure for investors to use in evaluating Great Elm’s businesses. In addition, Great Elm’s management reviews Adjusted EBITDA as they evaluate acquisition opportunities.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it either in isolation from, or as a substitute for, analyzing Great Elm’s results as reported under US GAAP. Non-GAAP financial measures reported by Great Elm may not be comparable to similarly titled amounts reported by other companies.

Included in the financial tables below is a reconciliation of Adjusted EBITDA to the most directly comparable US GAAP financial measure, net income from continuing operations.

Endnotes

1 Pro forma FPAUM incorporates net proceeds from $5.4 million of GECC 8.125% Notes due 2029 issued in October as well as the redemption in October of $45.3 million of GECC 6.75% Notes due January 2025.

2 Cash and marketable securities include approximately $40 thousand of restricted cash.

3 Assumes invested at inception on November 1, 2023, and remained invested throughout the succeeding eleven months, net of fees and expenses. Performance results should not be regarded as final until audited financial statements are issued covering the period shown. Past performance is no guarantee of future results. This press release does not constitute an offer to sell or a solicitation of an offer to buy interests in any investment vehicle managed by Great Elm or its affiliates. Any such offer or solicitation will only be made pursuant to the applicable offering documents for such investment vehicle.

Media & Investor Contact:

Investor Relations

geginvestorrelations@greatelmcap.com

Great Elm Group, Inc.

Condensed Consolidated Balance Sheets (unaudited)

Dollar amounts in thousands (except per share data)

ASSETS	September 30, 2024	June 30, 2024
Current assets
Cash and cash equivalents	$44,150	$48,147
Restricted cash	40	1,571
Receivables from managed funds	3,854	2,259
Investments in marketable securities	7,460	9,929
Investments, at fair value	47,557	44,585
Prepaid and other current assets	1,439	1,215
Real estate under development	5,786	5,769
Assets of Consolidated Funds:
Cash and cash equivalents	2,229	2,371
Investments, at fair value	11,909	11,471
Other assets	246	253
Total current assets	124,670	127,570
Identifiable intangible assets, net	10,773	11,037
Right-of-use assets	141	225
Other assets	1,682	1,614
Total assets	$137,266	$140,446
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$243	$317
Payable for securities purchased	24	-
Accrued expenses and other current liabilities	3,117	7,009
Current portion of related party payables	224	634
Current portion of lease liabilities	64	137
Liabilities of Consolidated Funds:
Payable for securities purchased	-	100
Accrued expenses and other liabilities	172	162
Total current liabilities	3,844	8,359
Lease liabilities, net of current portion	35	57
Long-term debt (face value $26,945)	26,160	26,090
Related party payables, net of current portion	-	-
Convertible notes (face value $35,494 and $35,494, including $16,174 and $16,174 held by related parties, respectively)	34,925	34,900
Other liabilities	718	845
Total liabilities	65,682	70,251
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.001 par value; 5,000,000 authorized and zero outstanding	-	-
Common stock, $0.001 par value; 350,000,000 shares authorized and 32,134,843 shares issued and 28,743,290 outstanding at September 30, 2024; and 31,875,285 shares issued and 30,494,448 outstanding at June 30, 2024	28	30
Additional paid-in-capital	3,314,191	3,315,638
Accumulated deficit	(3,250,315)	(3,252,954)
Total Great Elm Group, Inc. stockholders' equity	63,904	62,714
Non-controlling interests	7,680	7,481
Total stockholders' equity	71,584	70,195
Total liabilities and stockholders' equity	$137,266	$140,446

Great Elm Group, Inc.

Condensed Consolidated Statements of Operations (unaudited)

Amounts in thousands (except per share data)

	For the three months ended September 30,
	2024	2023
Revenues	$3,992	$3,310
Cost of revenues	635	-
Operating costs and expenses:
Investment management expenses	3,058	2,762
Depreciation and amortization	273	283
Selling, general and administrative	2,006	1,715
Expenses of Consolidated Funds	16	-
Total operating costs and expenses	5,353	4,760
Operating loss	(1,996)	(1,450)
Dividends and interest income	1,558	1,986
Net realized and unrealized gain	3,778	3,284
Net realized and unrealized gain on investments of Consolidated Funds	278	-
Interest and other income of Consolidated Funds	384	-
Interest expense	(1,028)	(1,062)
Income before income taxes from continuing operations	2,974	2,758
Income tax benefit (expense)	-	-
Net income from continuing operations	2,974	2,758
Discontinued operations:
Net income from discontinued operations	-	16
Net income	$2,974	$2,774
Less: net income attributable to non-controlling interest, continuing operations	335	-
Net income attributable to Great Elm Group, Inc.	$2,639	$2,774
Net income attributable to shareholders per share
Basic	$0.09	$0.09
Diluted	0.08	0.08
Weighted average shares outstanding
Basic	29,079	29,579
Diluted	40,469	41,860

Great Elm Group, Inc.

Reconciliation from Net Income from Continuing Operations to Adjusted EBITDA

Dollar amounts in thousands

	Three months ended September 30,
(in thousands)	2024	2023
Net income from continuing operations - GAAP	$2,974	$2,758
Interest expense	1,028	1,062
Income tax expense (benefit)	-	-
Depreciation and amortization	273	283
Non-cash compensation	1,117	887
Gain on investments	(4,056)	(3,284)
Change in contingent consideration	(6)	18
Adjusted EBITDA(1)	$1,330	$1,724

(1) Adjusted EBITDA for prior periods has been adjusted to include dividend income earned during such periods consistent with the methodology for September 30, 2024.